SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 20, 2006

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

Commission File Number 1-13082

        New York    13-3131650

(State or other jurisdiction of

I.R.S. Employer

incorporation or organization)

Identification Number)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

NEW CREDIT FACILITY WITH JPMORGAN CHASE

On December 20, 2006, Kenneth Cole Productions, Inc. (the “Company”) executed a $100 million senior unsecured revolving credit facility (the “Facility”) with JP Morgan Chase Bank, N.A., as administrative agent, and certain banks named therein, as lenders thereunder.  The amounts borrowed by the Company under the Facility are expected to be used for working capital and other general corporate purposes.  The Facility provides for issuance of standby letters of credit and a swing line loan.  The Company may pay down or borrow under the Facility in pre-established minimum principal amounts.  Borrowings under the Facility will bear interest at the Alternate Base Rate, defined as the prime rate or the federal funds rate in effect on the borrowing date plus ½% of 1% or the Adjusted LIBOR Rate, based on the debt leverage ratio defined in the Facility.  Pursuant to the terms of the Facility, the Company has agreed to maintain a ratio of consolidated total indebtedness to consolidated EBITDA and has also agreed to certain negative covenants, including limitations on the Company’s ability to incur indebtedness or liens, ability to enter into mergers or sell assets of the Company, ability to change the nature of the Company’s businesses, and the ability of the Company to enter into any guarantees.  Upon written request of the borrower, and subject to customary conditions, the Facility may be increased in minimum increments of $10 million provided that the aggregate amount of increases does not exceed $150 million in total borrowing.  The Facility terminates on December 20, 2011 and is subject to acceleration upon the occurrence of customary events of default.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference the information described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated December 22, 2006

By:     /s/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

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